Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 3 to the Registration Statement on Form S-1 and Form S-4 of ChampionX Holding Inc. of our report dated February 28, 2020 relating to the financial statements and the effectiveness of internal control over financial reporting of Ecolab Inc., which appears in Ecolab Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

April 30, 2020